As filed with the Securities and Exchange Commission on November 7, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NUMEREX CORP.

(Exact name of registrant as specified in its charter)

Pennsylvania	11-2948749
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3330 Cumberland Blvd, Suite 700, Atlanta, GA	30339
(Address of Principal Executive Offices)	(Zip Code)

2014 Stock and Incentive Plan

(Full title of the plan)

Stratton Nicolaides

Chief Executive Officer

3330 Cumberland Blvd

Suite 700

Atlanta, GA 30339

(Name and address of agent for service)

(770) 693-5950

(Telephone number, including area code, of agent for service)

Copies to:

Richard E. Baltz, Esq.

Arnold & Porter LLP

555 Twelfth Street NW

Washington, DC 20004

(202) 942-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Class A Common Stock, no par value	3,332,886	$12.78	42,594,283	$4,950

(1) The shares of Common Stock set forth in the Calculation of Registration Fee table and which may be offered pursuant to this Registration Statement include, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), such additional number of shares of the Registrant’s Common Stock as may be offered or issued as a result of any stock splits, stock dividends or similar events effected without receipt of consideration that increases the number of outstanding shares of Registrant’s Common Stock.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act, based upon the average of the high and low prices of the Registrant’s Common Stock on November 3, 2014, as reported on the Nasdaq Global Market.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by Numerex Corp., a Pennsylvania corporation (the “Registrant”), and relates to the registration of 3,332,886 shares of the Registrant’s Class A common stock, no par value (the “Common Stock”), which may be offered and sold pursuant to the Numerex Corp. 2014 Stock and Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to employees of the Registrant as specified by Rule 428(b)(1) promulgated under the Securities Act. Such documents are not required to be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated into this registration statement by reference:

a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the Commission on March 7, 2014;

b)	Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2014, filed with the Commission on May 7, 2014, for the quarterly period ended June 30, 2014, filed with the SEC on August 7, 2014 and for the quarterly period ended September 30, 2014, filed with the SEC on November 5, 2014;

c)	Current Reports on Form 8-K filed on March 17, 2014, May 2, 2014, May 9, 2014 (as amended on July 21, 2014), May 19, 2014, July 3, 2014, August 5, 2014, August 6, 2014 and November 5, 2014; and

d)	The description of the Registrant's Common Stock contained in its Initial Registration Statement on Form S-1, filed under Section 12 of the Exchange Act with the Commission on February 28, 1995, together with any amendment or report filed subsequent to the date hereof for the purpose of updating such description (File No. 333-89794).

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Sections 1741 to 1743 of the Pennsylvania Business Corporation Law (“BCL”) provide that a corporation may indemnify its representatives (including directors and officers) against expenses, judgments, fines and amounts paid in settlement that they incur in such capacities provided certain standards are met, including good faith and the reasonable belief that the particular action is in, or not opposed to, the best interests of the corporation or, in a criminal proceeding, they had no reasonable cause to believe their conduct was unlawful. In general, this power to indemnify does not exist in the case of actions against a director or officer by or in the right of the corporation if the person seeking indemnification is adjudged liable to the corporation. A corporation is required to indemnify directors and officers against expenses they may incur in defending actions to which they are made a party by reason of their status as directors or officers if they are successful on the merits or otherwise in the defense of such actions.

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Section 1746 of the BCL provides that the foregoing provisions shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under, among other things, any provision in the corporation’s articles of incorporation or bylaws, provided that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Article 11 of the Company’s Amended and Restated Articles of Incorporation and Article IV of the Company’s Bylaws provide for the mandatory indemnification of directors and officers in accordance with and to the full extent permitted by the laws of Pennsylvania as in effect at the time of such indemnification.

Section 1713 of the BCL provides that a corporation may provide in its bylaws that, subject to certain exceptions, a director shall not be personally liable for monetary damages for any action taken unless the director has breached or failed to perform the duties of his office under the BCL and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. The Company has adopted such a provision in Article IV of its Bylaws, and the provision eliminates the personal monetary liability of directors to the full extent permitted by Section 1713 of the BCL.

The Company has obtained and maintains insurance policies covering its officers and directors and indemnifying them against loss on account of certain claims made against them.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The exhibits to this Registration Statement are described in the Exhibit Index below.

Item 9. Undertakings.

(a) Rule 415 offering. The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

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(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that:

Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply to the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of its annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on November 7, 2014.

DATE: November 7, 2014	By:	/s/ Stratton J. Nicolaides
Name: Stratton J. Nicolaides
Title: Chairman of the Board of Directors and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Stratton J. Nicolaides and Richard Flynt, his true and lawful attorney-in-fact and agents, each with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE:	TITLE:	DATE:

/s/ Stratton J. Nicolaides	Chairman of the Board of Directors and Chief Executive Officer	November 7, 2014
Stratton J. Nicolaides

/s/ Richard A. Flynt	Chief Financial Officer	November 7, 2014
Richard A. Flynt

/s/ E. James Constantine	Director	November 7, 2014
E. James Constantine

/s/ Tony G. Holcombe	Director	November 5, 2014
Tony G. Holcombe

/s/ Sherrie G. McAvoy	Director	November 7, 2014
Sherrie G. McAvoy

/s/ Jerry A. Rose	Director	November 5, 2014
Jerry A. Rose

/s/ Andrew J. Ryan	Director	November 7, 2014
Andrew J. Ryan

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INDEX TO EXHIBITS

5.1	Opinion of Catania & Parker LLP

23.1	Consent of Grant Thornton, LLP

23.2	Consent of Catania & Parker LLP (included in Exhibit 5.1)

24.1	Power of Attorney (see signature pages to this Registration Statement)

99.1	Numerex 2014 Stock and Incentive Plan, previously filed as Exhibit A to the Registrant’s Annual Proxy Statement on Schedule 14A, originally filed with the Commission on April 2, 2014 and incorporated by reference herein

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